Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-3 of Vivint Solar, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933 and the related Prospectus of Vivint Solar, Inc. for the registration of shares of its common stock, and to the incorporation by reference therein of our reports dated March 10, 2020, with respect to the consolidated financial statements of Vivint Solar, Inc., and the effectiveness of internal control over financial reporting of Vivint Solar, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

August 17, 2020